Exhibit 99.3
BROCADE COMMUNICATIONS SYSTEMS, INC.
AMENDMENT NO. 1 TO PREFERRED STOCK RIGHTS AGREEMENT
     This Amendment No. 1 to Preferred Stock Rights Agreement (this “Amendment”) is made as of August 7, 2006 between Brocade Communications Systems, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, N.A. (the “Rights Agent”).
     Whereas, the Company and the Rights Agent entered into a Preferred Stock Rights Agreement, dated as of February 7, 2002 (the “Rights Agreement”) (capitalized terms used in this Amendment but not defined herein shall have the meaning assigned to them in the Rights Agreement); and
     Whereas, the Company and the Rights Agent desire to amend the Rights Agreement as provided below.
     Now, Therefore, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Amendment to Rights Agreement hereby agree as follows:
1. Amendment of the Rights Agreement.
     (a) Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence thereof:
“Notwithstanding the foregoing, McData Corporation (“McData”) shall not be deemed an Acquiring Person, and neither a Shares Acquisition Date nor a Distribution Date shall be deemed to occur, and the Rights will not separate from Common Shares of the Company, in each case, by reason of the execution, delivery, performance or consummation of the merger transaction involving McData and Worldcup Merger Corporation (“Sub”), the public announcement thereof, or the issuance of Common Shares of the Company in connection therewith, contemplated under the Agreement and Plan of Reorganization, dated as of August 7, 2006, between the Company, Sub and McData (including any amendment or supplement thereto).”
2. No Other Amendment; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto shall remain in full force and effect in all respects without any modification. By executing this Amendment below, the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 27 of the Rights Agreement. This Amendment shall be deemed an amendment to the Rights Agreement and shall become effective and shall be deemed to be in force and effect immediately prior to the execution of the Merger Agreement. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment shall govern.

3. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
4. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. If any term or provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
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     The parties hereto have caused this Amendment to be executed and delivered as of the day and year first written above.

Wells Fargo Bank, N.A.	Brocade Communications Systems, Inc.

By: /s/ Patti A. Boyd	By: /s/ Michael Klayko

Name: Patti A. Boyd	Name: Michael Klayko

Title: Officer	Title: Chief Executive Officer